Exhibit 99.1



         McMoRan EXPLORATION & K1 USA ENERGY PRODUCTION
            COMPLETE THE FORMATION OF K-Mc VENTURE I

  K-Mc I TO ACQUIRE AND PURSUE NEW BUSINESS ACTIVITIES AT MAIN
  PASS 299 FACILITIES

NEW ORLEANS, LA, December 17 2002 - McMoRan Exploration Co. (NYSE: MMR) and K1 USA Energy Production Corporation ("K1 USA"), a subsidiary of k1 Ventures Limited ("K1", SGX: KONE), a publicly traded Singapore investment firm led by Steven J. Green announced today the formation of K-Mc Venture I LLC (K-Mc I) has been completed.

K-Mc I acquired certain of McMoRan's Main Pass 299 facilities which it will use to pursue new business activities using the site's unique infrastructure and will also continue to produce oil at Main Pass. McMoRan contributed to K-Mc I its Main Pass 299 oil interests and, and at the election of K1 USA, will transfer other Main Pass infrastructure assets required to support the new business activities. The facilities not required to support these new business activities are excluded from the joint venture and are in the process of being dismantled pursuant to the previously announced turnkey removal contract with Offshore Specialty Fabricators, Inc.

McMoRan will receive $13 million in the transaction which will be used to fund the costs of reclamation activities of the excluded facilities, and McMoRan will own one-third of K-Mc I. In addition, K1 USA has agreed to provide, if required, credit support for the new venture in an amount up to $10 million to provide financial assistance for K-Mc I's MMS bonding requirements. K1 USA will own two-thirds of K-Mc I. K1 USA has received warrants to purchase approximately 1.74 million shares of McMoRan common stock at any time within five years at a price of $5.25 per share. To the extent K1 USA elects for K-Mc I to acquire the Main Pass infrastructure assets required to support the new business activities, K1 will receive additional warrants to purchase approximately 0.76 million shares of McMoRan common stock at a price of $5.25 per share and K1 USA will provide, if required, financial assistance to K-Mc I for up to an additional $10 million in MMS bonding requirements related to abandonment obligations for these assets. McMoRan will continue to operate the Main Pass facilities under a management agreement.

The new enterprise would pursue the use of the Main Pass facilities as a support hub for energy development and production projects in the Gulf of Mexico. The surface platforms and structures at Main Pass, combined with the two-mile diameter caprock and salt dome, have significant capacity and potential for a variety of commercial activities. The potential alternative uses may include the disposal of nonhazardous waste from offshore oil and gas drilling activities; a hub for receiving deepwater vessels transporting oil and gas production, including compressed natural gas and liquefied natural gas; and cavern storage facilities to store natural gas and oil. The permitting process for waste disposal at Main Pass, which began in late 2000, is now nearing completion.

J.R. Moffett, Co-Chairman of McMoRan said: "We are excited about our new joint venture with K1 to take advantage of business opportunities in the oil and gas business using our vast experience and industry expertise. The Main Pass facilities are uniquely positioned to fulfill the growing need for the disposal of nonhazardous waste generated by the Gulf of Mexico exploration and development activities. Furthermore, it is contemplated that the Main Pass cavern storage facilities will be used for handling the increasing amounts of "stranded" gas from the deep waters of the Gulf of Mexico, as well as foreign "stranded" gas. The strategic location of Main Pass and the existing infrastructure provide low cost, environmentally sound options for the industry. This transaction will allow McMoRan to retain a significant interest in the new business opportunities developing in the Gulf of Mexico and, like our Gulf of Mexico exploration prospects, has the potential to create significant value for our shareholders. We look forward to our partnership with K1 and the value and experience in the offshore marine and energy industry they bring to this transaction."

Steven J. Green, Chairman and CEO of K1 said;   "We are excited
about the potential of combining the strengths of Kl and McMoRan through the new K-Mc Energy Ventures to pursue energy related acquisitions, initially focused in the Gulf of Mexico region of the U.S. We are particularly excited about the K-Mc I acquisition of McMoRan's Main Pass 299 facilities. This investment fits well within our strategy of providing expansion stage capital to projects with significant growth potential. These new ventures and our recent participation in McMoRan's public equity offering provide our shareholders with a great opportunity to participate in the high potential returns available in the Gulf of Mexico. We believe that the unique experiences and relationships developed by Mr. Moffett in his 40 years in the energy sector will enable our new entity, K-Mc Energy Ventures, to capitalize on the opportunities created by the current financial crisis in the energy sector."

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our website "mcmoran.com".

k1 Ventures Limited invests in a wide range of investments across diverse sectors. k1 Ventures Limited is domiciled and incorporated in the Republic of Singapore and is listed on the Singapore Exchange Securities Trading Limited (the Singapore
Stock Exchange).

CAUTIONARY STATEMENT: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding the pursuit of new business activities at Main Pass and the permitting process for waste disposal at Main Pass. Important factors that could cause future results to differ materially from our expectations include our ability to complete the proposed transactions, pursue the new business activities, receive the necessary permits, and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the Securities and Exchange Commission.